Exhibit 99.1

Biographical information and business experience for each of J. Timothy Bryan and Kathleen McLean is set forth below.

Newly Elected Directors

J. Timothy Bryan, age 59, Mr. Bryan has served as the Chief Executive Officer of NRTC, a cooperative serving more than 1,500 rural utilities and affiliates in 48 states, from 2011 to present. Prior to NRTC, Mr. Bryan served as the Chief Executive Officer of ICO Global Communications, a next generation satellite and terrestrial wireless company, during the period when the domestic portion of ICO was sold to DISH Networks for $1.4 billion. Prior to ICO, Mr. Bryan served as the Chief Financial Officer of Craig McCaw’s Eagle River Holdings. Mr. Bryan also served as the President of United Pan Europe Communications (UPC), now Liberty Global, which was the largest private cable/telecom provider in Europe, and as Chief Financial Officer of UnitedGlobalCom, also now Liberty Global. Before that Mr. Bryan was the Vice President/Finance and Treasurer of Jones Financial Group and Jones Intercable (now part of Comcast), which at the time was one of the ten largest domestic cable television operators. Mr. Bryan began his career in banking, including as the Vice President and Manager of the Communications Division at NationsBank Corporation, now Bank of America. Mr. Bryan has served on the Board of Directors of Nextel Communications, Clearwire Communications, OpenTV (a Liberty Media affiliate), Telekabel, ICO, A2000, and UPC. He has served on the boards of the Samaritan Institute and the Jekyll Island Foundation as well. From August 2012 to August 2015, Mr. Bryan served on the Board of Directors of FirstNet, a national wireless network to be constructed for use by the nation’s first responders, after appointment by the Secretary of the United States Department of Commerce. He chaired the Finance Committee of the Board for FirstNet. Mr. Bryan recently completed service on the Board of Directors of Arris International (a global company engaged in the manufacture and sale of broadband, wireless, and video equipment) upon its sale to CommScope for $7.4 billion in March 2019. Mr. Bryan graduated from Duke University in 1983.

Kathleen McLean, age 60, has extensive experience in consulting, technology, telecommunications, and customer service for public companies. Since July 2016, Ms. McLean has been a consultant and coach for senior executives in global corporations. From June 2013 to June 2016, Ms. McLean served as Senior Vice President, Chief Information Officer and Chief Customer Officer for ADT Inc., a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. Prior to joining ADT, Ms. McLean served as Chief Revenue Officer and Chief Information Officer at FairPoint Communications, Inc.; and in senior leadership positions at Verizon Communications, Inc. in technology, sales, and service. Ms. McLean is a Governance Fellow of the National Association of Corporate Directors. Ms. McLean holds a Bachelor of Science in International Economics from Georgetown University.